Exhibit 99.1

Apex Technology Acquisition Corporation Announces Pricing of $305,000,000 Initial Public Offering

New York, NY, September 16, 2019 (GLOBE NEWSWIRE) -- Apex Technology Acquisition Corporation (the “Company”) announced today that it priced its initial public offering of 30,500,000 units at $10.00 per unit. The units will be listed on the Nasdaq Capital Market (“Nasdaq”) and will begin trading tomorrow, Tuesday, September 17, 2019, under the ticker symbol “APXTU”. Each unit consists of one share of the Company’s Class A common stock and one-half of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Only whole warrants are exercisable and will trade.  Once the securities comprising the units begin separate trading, shares of the Class A common stock and warrants are expected to be listed on Nasdaq under the symbols “APXT” and “APXTW,” respectively.

The Company is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company’s efforts to identify a target business may span many industries and regions worldwide, it intends to focus its search for prospects within the software and internet technology industries. The Company is led by Co-Chief Executive Officers Jeff Epstein and Brad Koenig.

Cantor Fitzgerald & Co. is acting as the sole book running manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 4,575,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Avenue, 5th Floor New York, New York 10022; Email: prospectus@cantor.com.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission on September 16, 2019.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Jeff Epstein

Brad Koenig

Apex Technology Acquisition Corp.

(619) 736-6855